PIONEER VARIABLE CONTRACTS TRUST



               AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST

                                       OF

                        PIONEER VARIABLE CONTRACTS TRUST



         The undersigned, being at least a majority of the Trustees of Pioneer Variable Contracts Trust, a Delaware business trust (the "Trust"), do hereby amend the Agreement and Declaration of Trust, dated September 16, 1994, as amended (the "Declaration"), as follows, such amendment to be effective on the date hereof:

         Pursuant to Article IX, Section 8 of the Declaration, the portfolio(s) set forth on Annex A are added as series of the Trust, each such portfolio to have Class I and Class II shares.


         IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument, as Trustee and not individually, as of the ___ day of January, 2003.



/s/ Mary K. Bush                       /s/ Margaret B.W. Graham
Mary K. Bush                           Margaret B.W. Graham
as Trustee and not individually        as Trustee and not individually


/s/ John F. Cogan, Jr.                 /s/ Marguerite A. Piret
John F. Cogan, Jr.                     Marguerite A. Piret
as Trustee and not individually        as Trustee and not individually


/s/ Richard H. Egdahl                  /s/ Stephen K. West
Richard H. Egdahl, M.D.                Stephen K. West, Esq.
as Trustee and not individually        as Trustee and not individually

/s/ Daniel T. Geraci                   /s/ John Winthrop
Daniel T. Geraci                       John Winthrop
as Trustee and not individually        as Trustee and not individually



                                    The address of each Trustee is
                                    c/o Pioneer Investment Management, Inc
                                    60 State Street, Boston, Massachusetts 02109


ANNEX A

PIONEER VALUE VCT PORTFOLIO